Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ATYR PHARMA, INC. 2015 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED, the ATYR PHARMA, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED, the ATYR PHARMA, INC. NON-QUALIFIED STOCK OPTION AGREEMENT FOR NON-PLAN INDUCEMENT GRANTS, and the ATYR PHARMA, INC. 2022 INDUCEMENT PLAN of our report dated March 15, 2022, with respect to the consolidated financial statements of aTyr Pharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 10, 2022